EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST DECLARES DIVIDENDS FOR FIRST QUARTER OF 2017
DALLAS, March 14, 2017 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per diluted share for the Company's common stock for the first quarter ending March 31, 2017. The dividend, which equates to an annual rate of $0.48 per share, is payable on April 17, 2017, to shareholders of record as of March 31, 2017.
The Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company's 8.55% Series A Cumulative Preferred Stock for the first quarter ending March 31, 2017. The dividend, which equates to an annual rate of $2.1375 per share, is payable on April 17, 2017, to shareholders of record as of March 31, 2017.
The Board declared a quarterly cash dividend of $0.5281 per diluted share for the Company's 8.45% Series D Cumulative Preferred Stock for the first quarter ending March 31, 2017. The dividend, which equates to an annual rate of $2.1125 per share, is payable on April 17, 2017, to shareholders of record as of March 31, 2017.
The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series F Cumulative Preferred Stock for the first quarter ending March 31, 2017. The dividend, which equates to an annual rate of $1.8438 per share, is payable on April 17, 2017, to shareholders of record as of March 31, 2017.

The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series G Cumulative Preferred Stock for the first quarter ending March 31, 2017. The dividend, which equates to an annual rate of $1.8438 per share, is payable on April 17 2017, to shareholders of record as of March 31, 2017.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Hotel EBITDA flow-through is the change in Hotel EBITDA divided by the change in total revenues. Hotel EBITDA Margin is Hotel EBITDA divided by total revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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